EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 188% Increase in Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 28, 2008 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported second quarter net earnings of $696,000, or $0.36 per diluted share, up $454,000, or 187.60%, when compared with net earnings of $242,000, or $0.12 per diluted share, in the second quarter of 2007. The record increase in net earnings was primarily due to increased interest-earning assets and a higher net interest margin.

For the six months ended June 30, 2008, the Company reported net earnings of $1.3 million compared to $0.7 million of net earnings for the same period in 2007. Diluted earnings per share for the six months ended June 30, 2008 and 2007 were $0.69 and $0.35, respectively.

Chief Executive Officer, Paul C. Hudson stated, “Although the Bank is benefiting from solid core earnings resulting from increased loan volume and improved net interest margin, continued earnings growth will be impacted by our ability to attract additional capital, provide for increased loan loss reserves, and fund loan growth.”

Second Quarter Results:

•

Net interest income before provision for loan losses of $3.5 million in the second quarter of 2008 was up $820,000, or 30.24%, from the second quarter of 2007, primarily reflecting a higher level of average interest-earning assets and an improved net interest margin.

•

Loan originations, were $30.5 million for the second quarter of 2008, compared with loan originations, of $32.0 million for the second quarter of 2007, including loan purchases of $5.4 million. We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios.

•

Nonperforming assets at June 30, 2008 increased to 0.38% of total assets from 0.01% of total assets at year-end 2007. The increase primarily resulted from the addition of a $1.3 million loan secured by property used for church purposes.

•	The provision for loan losses was reduced slightly to $159,000 for second quarter 2008, compared to $164,000 for second quarter 2007.

•

Non-interest income in the second quarter of 2008 was up $43,000, or 13.31%, from the second quarter of 2007, primarily due to higher loan related fees and higher net gains on mortgage banking activities.

•

Non-interest expense in the second quarter of 2008 was up $108,000, or 4.32%, from the second quarter of 2007, primarily due to increases in compensation and benefits expense and occupancy expense, which were partially offset by lower professional services expense and other expense.

Net Interest Income

Net interest income before provision for loan losses of $3.5 million in the second quarter of 2008 was up $820,000, or 30.24%, from the second quarter a year ago. The increase was attributable to continued growth in our interest-earning assets and improvement in our net interest rate margin. Interest-earning assets averaged $371.4 million in the current quarter, up $73.7 million, or 24.74%, from the same period a year ago. Our net interest margin improved 16 basis points to 3.80% in the current quarter from 3.64% for the same period a year ago. Our net interest rate spread improved 19 basis points to 3.68% in the current quarter from 3.49% for the same period a year ago. The 19 basis point improvement in our net interest rate spread was attributable to the larger decline in the annualized cost of our average interest-bearing liabilities, compared to the decline in the annualized yield on our average interest-earning assets.

The annualized yield on our average interest-earning assets decreased 8 basis points to 6.76% in the current quarter from 6.84% for the same period a year ago. The decrease was the result of lower annualized yield on our average loans which decreased 18 basis points to 7.03% for the second quarter of 2008 from 7.21% for the same period in 2007.

The annualized cost of our average interest-bearing liabilities decreased 27 basis points to 3.08% in the current quarter from 3.35% for the same period a year ago. The annualized weighted average cost of deposits decreased 41 basis points to 2.66% in the second quarter of 2008 from 3.07% for the same period in 2007. The annualized weighted average cost of FHLB borrowings decreased 11 basis points to 3.92% in the second quarter of 2008 from 4.03% for the same period in 2007. The decrease in the cost of our average interest-bearing liabilities was the result of lower short-term interest rates and maturities of higher costing time deposits and FHLB borrowings.

Provision and Allowance for Loan Losses

During the second quarter of 2008, the provision for loan losses amounted to $159,000, compared to $164,000 for the same period a year ago. At June 30, 2008, the allowance for loan losses was $2.4 million, or 0.72% of total gross loans receivable, excluding loans held for sale, compared to $2.1 million, or 0.68% of total gross loans receivable, excluding loans held for sale, at year-end 2007.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of June 30, 2008, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss reserves. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examination.

Non-Interest Income

Non-interest income totaled $366,000 in the second quarter of 2008, up $43,000, or 13.31%, from the second quarter a year ago, primarily due to higher loan related fees and higher net gains on mortgage banking activities. The growth in loan related fees primarily resulted from increased payment of late charges.

Non-Interest Expense

Non-interest expense totaled $2.6 million in the second quarter of 2008, up $108,000, or 4.32%, from the second quarter a year ago. The increase in non-interest expense was primarily due to higher compensation and benefits expense and occupancy expense. Compensation and benefits expense increased $120,000, or 8.63%, primarily due to higher bonus expense. Bonus expense for the second quarter of 2008 increased $95,000 as a result of improved profitability this year. Also contributing to the increase in compensation and benefits expense for the second quarter of 2008 was higher temporary personnel expense and increased health insurance costs. Occupancy expense increased $67,000, or 24.28%, primarily due to the addition of the new branch. Partially offsetting the increases in compensation and benefits expense and occupancy expense was a $60,000, or 17.05%, decrease in other expense, as the year-ago quarter included a $125,000 expense to settle a personnel matter. Professional services expense also decreased $35,000, or 20.47%, primarily due to lower consulting fees related to Sarbanes Oxley compliance and lower legal expenses.

Income Taxes

The effective income tax rate was 38.46% for second quarter 2008 compared to 34.77% for second quarter 2007.

Assets, Loan Originations, Deposits and Borrowings

At June 30, 2008, assets totaled $390.6 million, up $33.8 million, or 9.46%, from year-end 2007. During the first half of 2008, net loans, including loans held for sale, increased $33.9 million, cash and cash equivalents increased $2.8 million and FHLB stock increased $0.9 million, while securities held to maturity decreased $3.7 million.

Loan originations, including purchases, for the six months ended June 30, 2008 totaled $68.4 million, up $14.9 million, or 27.85%, from $53.5 million a year ago. Loan repayments, including loan sales, amounted to $34.8 million for the six months ended June 30, 2008, down $2.0 million, or 5.43%, from $36.8 million for the same period a year ago.

Deposits totaled $254.1 million at June 30, 2008, up $25.4 million, or 11.10%, from year-end 2007. During the first half of 2008, our core deposits (NOW, demand, money market and passbook accounts) increased $10.1 million and our certificates of deposit increased $15.3 million. The growth in our deposits was the result of new product offerings such as our Online Anniversary account, Flex Money Market account and Flex CD account. Additionally, a substantial portion of the increase in certificates of deposit was from brokered deposits. At June 30, 2008, core deposits represented 40.50% of total deposits compared to 40.61% at December 31, 2007, and brokered deposits represented 19.92% of total deposits compared to 15.32% at December 31, 2007.

Since the end of 2007, FHLB borrowings increased $4.2 million, or 4.35%, to $100.7 million at June 30, 2008 from $96.5 million at December 31, 2007. The Company continued to utilize FHLB advances to fund loans as an additional alternative to retail deposits.

Asset Quality

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at June 30, 2008 were $1.5 million, or 0.38% of total assets, compared to $34,000, or 0.01% of total assets, at December 31, 2007. During the first half of 2008, three loans totaling $1.5 million were placed on non-accrual status. The new non-accrual loans included a $1.3 million loan secured by a church property located in Rancho Cucamonga, California and two unsecured lines of credit totaling $110,000. No significant losses are anticipated on these new non-accrual loans.

Performance Ratios

The annualized return on average equity for second quarter 2008 was 12.18%, compared to 8.66% for fourth quarter 2007 and 4.69% for second quarter 2007. The annualized return on average assets for second quarter 2008 was 0.73%, compared to 0.55% for fourth quarter 2007 and 0.31% for second quarter 2007. The efficiency ratio for second quarter 2008 was 66.91%, compared to 77.26% for fourth quarter 2007 and 82.37% for second quarter 2007. The improvement in our returns on average equity and average assets as well as our efficiency ratio was primarily due to higher net earnings in the second quarter of 2008 primarily as a result of the strong growth in our interest earning assets and improvement in our net interest rate margin which translated to higher net interest income.

At June 30, 2008, the Bank’s Total Risk-Based Capital ratio was 11.11% and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes, as the Company invested an additional $2.5 million into the Bank during the current quarter.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Cash	$6,310	$4,331
Federal funds sold	800	—

Cash and cash equivalents	7,110	4,331
Securities available for sale, at fair value	4,319	4,763
Securities held to maturity	25,458	29,184
Loans receivable held for sale, at lower of cost or fair value	12,300	3,554
Loans receivable, net of allowance of $2,365 and $2,051	325,129	300,024
Accrued interest receivable	2,081	1,867
Federal Home Loan Bank (FHLB) stock, at cost	5,428	4,536
Office properties and equipment, net	5,629	5,678
Bank owned life insurance	2,275	2,227
Other assets	828	643

Total assets	$390,557	$356,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$254,106	$228,727
Federal Home Loan Bank advances	100,700	96,500
Junior subordinated debentures	6,000	6,000
Other borrowings	2,500	—
Advance payments by borrowers for taxes and insurance	443	512
Deferred income taxes	912	926
Other liabilities	2,845	2,093

Total liabilities	367,506	334,758

Stockholders’ Equity:
Preferred, non-cumulative and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2008 and December 31, 2007	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at June 30, 2008 and December 31, 2007; outstanding 1,755,219 shares at June 30, 2008 and 1,761,778 shares at December 31, 2007	20	20
Additional paid-in capital	12,221	12,212
Accumulated other comprehensive income (loss), net of taxes of ($10) and $3	(16)	6
Retained earnings-substantially restricted	14,215	13,152
Treasury stock-at cost, 258,723 shares at June 30, 2008 and 252,164 shares at December 31, 2007	(3,391)	(3,343)

Total stockholders’ equity	23,051	22,049

Total liabilities and stockholders’ equity	$390,557	$356,807

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Interest and fees on loans receivable	$5,802	$4,570	$11,486	$8,975
Interest on mortgage-backed securities	353	416	722	817
Interest on investment securities	13	25	29	50
Other interest income	105	78	205	162

Total interest income	6,273	5,089	12,442	10,004

Interest on deposits	1,627	1,730	3,294	3,338
Interest on borrowings	1,114	647	2,277	1,237

Total interest expense	2,741	2,377	5,571	4,575

Net interest income before provision for loan losses	3,532	2,712	6,871	5,429
Provision for loan losses	159	164	317	184

Net interest income after provision for loan losses	3,373	2,548	6,554	5,245

Non-interest income:
Service charges	309	284	558	559
Net gains on mortgage banking activities	21	9	35	15
Net loss on sale of securities	—	(1)	—	(1)
Other	36	31	69	67

Total non-interest income	366	323	662	640

Non-interest expense:
Compensation and benefits	1,511	1,391	2,958	2,819
Occupancy expense, net	343	276	676	536
Information services	176	173	348	334
Professional services	136	171	239	316
Office services and supplies	150	137	292	254
Other	292	352	593	542

Total non-interest expense	2,608	2,500	5,106	4,801

Earnings before income taxes	1,131	371	2,110	1,084
Income taxes	435	129	807	398

Net earnings	$696	$242	$1,303	$686

Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale	$(74)	$(108)	$(35)	$(115)
Income tax effect	29	43	13	46

Other comprehensive loss, net of tax	(45)	(65)	(22)	(69)

Comprehensive earnings	$651	$177	$1,281	$617

Net earnings	$696	$242	$1,303	$686
Dividends paid on preferred stock	(44)	(32)	(64)	(64)

Earnings available to common shareholders	$652	$210	$1,239	$622

Earnings per share-basic	$0.37	$0.13	$0.70	$0.38
Earnings per share-diluted	$0.36	$0.12	$0.69	$0.35
Dividends declared per share-common stock	$0.05	$0.05	$0.10	$0.10
Basic weighted average shares outstanding	1,757,523	1,654,028	1,758,789	1,645,779
Diluted weighted average shares outstanding	1,805,963	1,787,105	1,808,493	1,781,442

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2008	2007
Regulatory Capital Ratios:
Core Capital	7.71%	7.85%
Tangible Capital	7.71%	7.85%
Tier 1 Risk-Based Ratio	10.35%	10.43%
Total Risk-Based Capital	11.11%	11.22%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.45%	0.18%
Non-performing assets as a percentage of total assets	0.38%	0.15%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.72%	0.73%
Allowance for loan losses as a percentage of non-performing loans	159.05%	401.26%
Allowance for losses as a percentage of non-performing assets	159.05%	401.26%
Non-performing assets:
Non-accrual loans	$1,487	$477

Total non-performing assets	$1,487	$477

	Three Months ended June 30,				Six Months ended June 30,
	2008		2007		2008		2007
Performance Ratios:
Return on average assets	0.73	%(A)	0.31	%(A)	0.69	%(A)	0.45	%(A)
Return on average equity	12.18	%(A)	4.69	%(A)	11.54	%(A)	6.71	%(A)
Average equity to average assets	5.97%		6.70%		6.01%		6.70%
Non-interest expense to average assets	2.72	%(A)	3.25	%(A)	2.72	%(A)	3.15	%(A)
Efficiency ratio (1)	66.91%		82.37%		67.78%		79.11%
Net interest rate spread (2)	3.68	%(A)	3.49	%(A)	3.64	%(A)	3.53	%(A)
Net interest rate margin (3)	3.80	%(A)	3.64	%(A)	3.78	%(A)	3.68	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Total assets	$390,557	$317,811	$390,557	$317,811
Total gross loans, excluding loans held for sale	$327,494	$263,384	$327,494	$263,384
Total equity	$23,051	$20,926	$23,051	$20,926
Average assets	$383,009	$308,068	$375,573	$305,270
Average loans	$330,014	$253,368	$322,515	$250,703
Average equity	$22,860	$20,643	$22,580	$20,440
Average interest-earning assets	$371,356	$297,696	$363,956	$294,966
Average interest-bearing liabilities	$355,930	$283,918	$348,671	$281,261
Net income	$696	$242	$1,303	$686
Total income	$3,898	$3,035	$7,533	$6,069
Non-interest expense	$2,608	$2,500	$5,106	$4,801
Efficiency ratio	66.91%	82.37%	67.78%	79.11%
Non-accrual loans	$1,487	$477	$1,487	$477
ALLL	$2,365	$1,914	$2,365	$1,914
Interest income	$6,273	$5,089	$12,442	$10,004
Interest expense	$2,741	$2,377	$5,571	$4,575
Net interest income	$3,532	$2,712	$6,871	$5,429